Exhibit 10.52

CANCELLATION AGREEMENT

This Cancellation Agreement is entered into as of August 28, 2026 (this “Agreement”), among T3 Defense Inc., a Delaware corporation (“T3”), Project 35 Ltd. (the “Company”) and X S.A. Security and Defense Ltd. (“XSA”).

WHEREAS, pursuant to the terms and provisions of the Stock Purchase Agreement dated as of July 6, 2026 (the “Purchase Agreement”; capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement unless otherwise defined herein) among the parties hereto, T3 purchased a 60% equity interest in the Company from XSA; and

WHEREAS, the Parties desire to unwind the acquisition and cancel the Purchase Agreement in its entirety, including without limitation, T3 returning the Purchased Shares to XSA and XSA returning the Buyer Common Stock and cancelling the Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Cancellation of Acquisition. The Parties desire to restore each other to the position they were prior to the consummation of the transactions described in the Purchase Agreement. Accordingly, simultaneous with the execution and delivery of this Agreement,

(a) T3 shall deliver the Purchased Shares to XSA with a duly executed share transfer deed and any other instrument necessary to register the Purchased Shares in the name of XSA on the register of shareholders of the Company; and

(b) XSA shall deliver (i) 168,479 shares of Buyer Common Stock (representing the post-reverse stock of the Buyer Common Stock effective July 20, 2026) to T3, along with any documentation required by the transfer agent for T3 to have such shares returned to the treasury of T3 and (ii) the Note, marked cancelled, or if the original cannot be located, an affidavit and indemnity in form reasonably satisfactory to T3.

2. Release. Each Party hereby releases and forever discharges the other and its respective officers, directors, employees, agents and affiliates from any and all claims, liabilities, and obligations of any kind, whether known or unknown, arising out of or relating to the Purchase Agreement or the transactions contemplated thereby, including any claim for breach of representation, warranty, or covenant thereunder, other than the obligations of the Parties in this Agreement.

3. No Further Obligations. T3 shall have no further obligations to either XSA or the Company or its shareholders. The Purchase Agreement is hereby terminated in its entirety and the purchase and sale of the Purchased Shares effected thereunder is unwound in its entirety.

4. Governing Law; Counterparts. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Delaware and the appropriate court located in the State of Delaware shall exclusive jurisdiction over any dispute relating to this Agreement. This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), all of which taken together will constitute one and the same agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, agreements and understandings, written or oral, with respect to the subject matter hereof.

Remainder of Page Intentionally Omitted; Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

T3 DEFENSE INC.

By:	/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	Chief Executive Officer

PROJECT 35 LTD.

By:	/s/ Noa Bomshtein
Name:	Noa Bomshtein
Title:	Chief Executive Officer

X S.A. SECURITY & DEFENSE LTD.

By:	/s/ Elad Shohat
Name:	Elad Shohat
Title:	Chief Executive Officer